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                                                                     EXHIBIT 5.1

                                 July 15, 1996

AirTouch Communications, Inc.
One California Street
San Francisco, California 94111

Ladies and Gentlemen:

     This opinion is being delivered in connection with the proposed issuance by AirTouch Communications, Inc., a Delaware corporation ("AirTouch"), of (a) 17,241,379 shares of 6.00% Class B Mandatorily Convertible Preferred Stock, Series 1996, $.01 par value ("Class B Preferred Stock"), (b) up to 19,000,000 shares of 4.25% Class C Convertible Preferred Stock, Series 1996, $.01 par value ("Class C Preferred Stock"), and (c) an indeterminable number of shares of common stock, $0.01 par value with the associated preferred stock purchase rights issued pursuant to the Rights Agreement between AirTouch and The Bank of New York dated as of September 19, 1994 ("Common Stock"), issuable upon conversion or redemption of the Class B Preferred Stock and Class C Preferred Stock (the Class B Preferred Stock, Class C Preferred Stock and Common Stock are referred to herein as the "Securities") to holders (other than AirTouch) of stock of Cellular Communications, Inc., a Delaware corporation ("CCI"), in the proposed merger of CCI with AirTouch Cellular, a California corporation that is a wholly owned subsidiary of AirTouch (or at AirTouch's election, another wholly owned subsidiary of AirTouch) ("AirTouch Cellular"), pursuant to the terms of that certain Agreement and Plan of Merger among AirTouch, AirTouch Cellular and CCI dated as of April 5, 1996, as amended and restated as of July 15, 1996 (the "Merger Agreement"). In addition, this opinion is being delivered in connection with the proposed issuance of an indeterminable number of shares of Class B Preferred Stock and Class C Preferred Stock issuable upon conversion of CCI's Zero Coupon Convertible Subordinated Notes due 1999, an indeterminable number of shares of Common Stock issuable upon further conversion or redemption of the Class B Preferred Stock and the Class C Preferred Stock issuable upon conversion of such notes, and an indeterminable number of shares of Class C Preferred Stock and Common Stock issuable upon payment of any contingent payment on the Class B Preferred Stock. The Securities are issued pursuant to a Registration Statement on Form S-4 (File No. 333-03107) filed by AirTouch with the Securities and Exchange Commission (the "Commission") on May 3, 1996 under the Securities Act of 1933, as amended by Amendment Nos. 1 and 2 thereto, filed with the Commission on June 24, 1996 and July 15, 1996, respectively (the "Registration Statement").

     We are familiar with the proceedings to date by AirTouch with respect to the issuance and sale of the Securities and have examined such records, documents and matters of law as we have deemed necessary for purposes of this opinion.

     Based upon the foregoing, we are of the opinion that:

          1. Each share of the Class B Preferred Stock and Class C Preferred Stock described in the respective forms of Certificate of Designation included as exhibits to the Merger Agreement, when issued, sold and delivered in the manner and for the consideration stated in the Merger Agreement and in the Registration Statement, will be duly and validly issued, fully paid and nonassessable.

          2. Each share of the Common Stock, when issued, sold and delivered in the manner and for the consideration stated in the Merger Agreement and in the Registration Statement, will be duly and validly issued, fully paid and nonassessable.

     We are members of the Bar of the State of California and the foregoing opinion is limited to the laws of the State of California, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the use of our name in the related Proxy Statement-Prospectus under the heading "Legal Matters."

                                          Very truly yours,

                                          /s/ Pillsbury Madison & Sutro LLP

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